EXHIBIT 10.2

HCA

RESTORATION PLAN

HCA Inc. (“Company”) hereby adopts this Restatement of the HCA Restoration Plan (the “Plan”) effective this 22nd day of December, 2010. The Plan was originally adopted effective January 1, 2001 and was last amended and restated effective January 1, 2008. The Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees.

ARTICLE I

Definitions

“Account” means the account, including any subaccounts, established on behalf of each Participant in the Plan.

“Active Participant” means a Participant who: (a) is employed on the first day of the Plan Year; (b) performs 1,000 or more hours of service during the Plan Year (with hours of service defined under the HCA 401(k) Plan); and (c) is employed on the last day of the Plan Year.

“Benefits Appeals Committee” means the Benefits Appeals Committee of HCA Inc.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s commission of a felony or other violation of law involving embezzlement, fraud, or other material breach of the Participant’s duty of loyalty to the Employer which results in harm to the Employer. The determination of whether Cause exists will be made by the Committee after conducting a reasonable investigation and providing the Participant with an opportunity to present evidence on his behalf.

“Change in Control” means: (a) a change in ownership of the Company; (b) a change in effective control of the Company; or (c) a change in the ownership of a substantial portion of the assets of the Company, all within the meaning given such terms under Code Section 409A. As a general overview, Code Section 409A’s definition of these terms is as follows: (a) a “change in ownership of the Company” means the date on which one person or entity, or more than one person or entity acting as a group, acquires (together with stock previously held) ownership of greater than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (when such acquirer(s) previously owned less than fifty percent (50%) of the value and voting power of such stock); (b) a “change in effective control of the Company” means either: (i) the date on which one person or entity, or more than one person or entity acting as a group, acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such acquirer(s) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power; or (ii) the date on which a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to such appointment or election; and (c) a “change in ownership of a substantial portion of the assets of the Company” means the date on which one person or entity, or more than one person or entity acting as a group, acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such acquirer(s) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s), provided that a sale to a related person or entity or a group of related persons and/or entities will not constitute a change in ownership of a substantial portion of the assets of the Company, as provided in Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and other guidance promulgated thereunder.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means HCA Inc., a Delaware corporation, and any corporate successor(s) thereto.

“Compensation” means compensation as defined in the HCA 401(k) Plan; determined, however, for purposes of this Plan (i) without regard to the exclusion of bonuses paid under the Company’s Performance Excellence Program (i.e., “Compensation” under this Plan will include such bonuses), (ii) without regard to the exclusion of incentive plan payments, but only with respect to incentive plan payments paid on or after January 1, 2019, to a Participant identified on Schedule A hereto (i.e., with respect to such Participants, “Compensation” under this Plan will include such incentive plan payments), and (iii) without consideration of the limitation on compensation under Code Section 401(a)(17).

“Disability” or “Disabled” means a total and permanent disability as defined in the HCA 401(k) Plan. A Participant shall be considered Disabled only if the Participant files with the Plan Sponsor’s Benefits Department a copy of the certification of the Social Security Administration stating that the Participant has qualified for Social Security disability benefits under Section 423 of Title 42 of the U.S. Code and the Participant furnishes evidence to the satisfaction of the Plan Sponsor’s Benefits Department that the

Participant’s Disability occurred while the Participant was an active Employee. This definition will be interpreted in accordance with the definition of disability under Code Section 409A.

“Employee” means a common law employee of Employer, excluding any individual who is classified by Employer as an independent contractor or leased employee or who is otherwise not classified by Employer as a common law employee in accordance with Employer’s normal payroll practices, regardless of whether such classification is in error.

“Employer” means the Company or any Subsidiary.

“Good Reason” means: (a) material diminution of position, as determined by the Committee; (b) material reduction of compensation and/or benefits, as determined by the Committee; or (c) relocation beyond fifty (50) miles from Employee’s current office.

“Participant” means an Employee who has satisfied the eligibility criteria of Article II, and has not received all of the benefits to which he/she is entitled under the Plan, as determined by the Committee.

“Participation Date” means the first day of the Plan Year following the initial Plan Year for which an individual meets the eligibility criteria of Section 2.2.

“Plan” means this HCA Restoration Plan, as it may be amended from time to time.

“Plan Sponsor” means HCA Inc. or any successor(s) thereto.

“Plan Year” means the calendar year.

“Retirement” means Separation from Service at or after attainment of age 65, provided that if Separation from Service occurs after a Change in Control, Retirement age will be reduced to age 60.

“Separation from Service” or “Separate from Service” means the termination of employment with the Company and all members of the controlled group in such a manner as to constitute a “separation from service” (other than death) within the meaning of Section 409A of the Code.

As a general overview of Code Section 409A’s definition of “separation from service,” a Participant separates from service if the Participant has a termination of employment (other than for death) with the Company and all members of the controlled group, determined in accordance with the following:

a) Leaves of Absence. For Participants, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Company or a member of the controlled group under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Company or a member of the controlled group. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period.

b) Status Change. Generally, if a Participant performs services both as an Employee and an independent contractor, the Participant must separate from service both as an Employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a separation from service. However, if a Participant provides services as an Employee and as a director, the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an Employee for purposes of this Plan.

c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company, all members of the controlled group and the Participant reasonably anticipate that (1) no further services will be performed after a certain date, or (2) the level of bona fide services the Participant will perform after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all members of the controlled group if the Participant has been providing services to the Company and all members of the controlled group for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an Employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).

d) Controlled Group. For purposes of this Section, “controlled group” means any other entity that would be required to be aggregated with the Company under Code Sections 414(b) or (c), except the term “controlled group” shall include the Company and all entities that would be treated as a single employer with the Company under Code Section 414(b) or (c) using “at least 50 percent” in lieu of “at least 80 percent” in applying such rule.

“SSWB” means the Social Security Wage Base, which is the contribution and benefit base as determined under Section 230 of the Social Security Act, as now or hereafter amended, in effect on the first day of the Plan Year in question.

“Subsidiary” means a company or an unincorporated organization with which the Company is affiliated under Code Sections 414(b), (c), or (m).

“Year of Service” means a Year of Service, as defined in the HCA 401(k) Plan, performed after 2000, including any Years of Service credited under the HCA 401(k) Plan due to service with a prior employer. Years of Service will also include Years of Service performed prior to 2001 under the former HCA Retirement Plan (or any predecessor plan thereto).

ARTICLE II

Participation

2.1 General. The Plan is intended to qualify as a “top hat” plan under 29 U.S.C. § 1051(2). Accordingly, only a select group of management or highly compensated employees of the Company and its Subsidiaries may participate in the Plan. Any provision of this Plan or any action taken by the Board, the Committee or Employer, which would cause the Plan to fail to qualify as a top hat plan, under 29 U.S.C. § 1051(2) will be void. The Company intends that no amount credited under the Plan be included in a Participant’s or beneficiary’s income as a result of Code Section 409A, and the Plan shall be interpreted and administered in accordance with the applicable requirements of Code Section 409A. However, notwithstanding anything in the Plan or any summary or information regarding the Plan to the contrary, each Participant shall be solely responsible for all taxes due with respect to his benefits under the Plan, other than employer taxes, including, but not limited to, any federal, state or local income tax, any employment tax and any tax penalties, specifically including, but not limited to, tax penalties imposed under Code Section 409A. The Board, the Committee and each Employer retain the full discretion to apply the tax laws as they deem appropriate from time to time and make no representation or guaranty that benefits under the Plan will have any specific tax effect or receive any specific tax treatment.

2.2 Eligibility. Subject to the following provisions of this section and the timing provision of Section 2.3, an Employee will be entitled to an allocation of benefits to be received in the future for a Plan Year only if: (a) he is eligible to receive matching contributions for the Plan Year under the HCA 401(k) Plan in an amount equal to 100% of eligible salary deferral contributions; (b) he is an Active Participant for the Plan Year; and (c) his Compensation for the Plan Year exceeds the Social Security Wage Base for the Plan Year. With the exceptions of physicians who are listed on Schedule A and physicians with an Account as of December 31, 2007, any person who either is hired (or rehired) after 2007 and works as a physician for a Subsidiary or an affiliate of the Company that is part of the Physician Services Group or was hired (or rehired) before 2008 and works as a physician for a Subsidiary or an affiliate of the Company that is part of the Physician Services Group and did not have an Account on December 31, 2007 will not participate in the Plan. Also, with the exceptions of physicians who are listed on Schedule A and physicians with an Account as of December 31, 2007, any person employed by a Subsidiary or Company affiliate that is not part of the Physicians Services Group who transfers employment after 2007 to a Subsidiary or affiliate of the Company that is part of the Physician Services Group and works as a physician will not participate in the Plan. An Employee need not take any action in order to participate. No benefit will accrue for a Plan Year for any individual with respect to whom a benefit accrues under the HCA Supplemental Executive Retirement Plan for such Plan Year or any part thereof. Notwithstanding anything herein to the contrary, no collectively bargained Employee who is employed at the Regional Medical Center of San Jose or Good Samaritan Hospital will participate in the Plan. Notwithstanding the foregoing, an Employee who is covered by a collective bargaining agreement with the Employer will be entitled to an allocation of benefits for a Plan Year only to the extent so provided for in such collective bargaining agreement.

2.3 Timing. An individual who meets the eligibility criteria for a Plan Year will become a Participant on Participant’s Participation Date.

ARTICLE III

Amounts Credited to Accounts

3.1 Amounts Credited.

(a) Tier A. Following the end of each Plan Year beginning on or after January 1, 2020, but no later than the 5th day of March following the Plan Year, the Account of each Active Participant who is an Active Union Participant (as defined below) for such Plan Year will be credited the following amounts of benefits:

Years of Service	Compensation over the SSWB up to Code §401(a)(17) Limit
0-4	1.5%
5-9	2.0
10-14	3.0
15-19	3.5
20-24	4.0
25+	4.5

For purposes of this subsection (a), an Active Participant will be an “Active Union Participant” for a Plan Year if such Active Participant’s employment is subject to the terms of a collective bargaining agreement between employee representatives and one or more Employers, which provides for the benefits described in this subsection (a) for such Plan Year.

(b) Tier B. Following the end of each Plan Year beginning on or after January 1, 2020, but no later than the 5th day of March following the Plan Year, the Account of each Active Participant will be credited the following amounts of benefits:

Years of Service	Compensation over the Code §401(a)(17) Limit
0-4	3.0%

5-9	4.0
10-14	6.0
15-19	7.0
20-24	8.0
25+	9.0

(c) Tier C. In addition to the foregoing contributions, if an Active Participant could have received greater matching contributions under the HCA 401(k) Plan if the Code Section 402(g) limit did not apply with respect to the HCA 401(k) Plan (assuming the Active Participant would contribute the elective deferrals at the rate necessary to receive the maximum matching contributions), then the Active Participant’s Account will be credited with the excess of the maximum elective deferral contributions that could be credited to his account under the HCA 401(k) Plan if the Code Section 402(g) limit did not apply to the HCA 401(k) Plan and the contribution rate necessary to produce the maximum matching contributions possible applied, minus the Code Section 402(g) limit.

ARTICLE IV

Benefit Forms

4.1 Benefit Forms. All benefits under the Plan will be paid in cash. A Participant may elect to receive his benefits in one of three (3) forms:

(a) a lump-sum distribution;

(b) five (5) installments payable over a five (5) year period; or

(c) ten (10) installments payable over a ten (10) year period.

Notwithstanding the foregoing, no Participant may elect to receive any benefits in the form of installments after December 31, 2009, provided that any installment election made prior to January 1, 2010, shall remain in effect, subject to the last sentence of this Section 4.1. Separate elections could be made with respect to distributions made on account of Separation from Service, death or Disability. Installment payments will be calculated by dividing the Participant’s Account by the number of installments remaining. Notwithstanding the preceding provisions of this Section, the Committee shall pay a Participant’s benefits in a lump-sum distribution in cash if the vested Account that is payable does not exceed $500,000.

4.2 Delay and Acceleration. Notwithstanding any other provision of this Plan to the contrary, to the extent permitted under applicable Treasury regulations under Code Section 409A, benefit payments will be delayed if the Committee believes that delay is necessary to: (a) prevent a violation of Federal securities laws or other laws; or (b) satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA) Delay may also be applied by the Committee due to events and conditions prescribed by the Internal Revenue Service. Notwithstanding any other provision of this Plan to the contrary, to the extent permitted under applicable Treasury regulations under Code Section 409A, benefit payments will be accelerated if the Committee believes that acceleration is necessary to: (a) comply with a domestic relations order that is legally binding with respect to the Plan; (b) comply with an ethics agreement with the Federal government; (c) comply with a federal, state, local or foreign ethics law or conflicts of interest law; (d) pay FICA tax or income taxes payable as a result of the FICA tax payment on Plan benefits; or (e) resolve a bona fide dispute as to a right to payment.

ARTICLE V

Accounts, Earnings and Investments

5.1 Accounts. Accounts will be created for Participants, to which amounts credited under Section 3.1 will be added. Credits will be made even though amounts are not contributed to an HCA 401(k) trust by Employer. Accounts will be debited (i.e., reduced) by any distributions to, or on account of, the Participant.

5.2 Earnings. Accounts will be credited with earnings and debited with losses on the basis (i.e., daily, monthly, etc.) applied under the HCA 401(k) Plan. Accounts will be credited with the earnings (or loss) rate actually earned by the Mix B Fund of the HCA 401(k) Plan; provided that, effective beginning February 1, 2011, earnings and losses will be based on the actual return of the Moderate Balanced Fund under the HCA 401(k) Plan. Furthermore, in the case of a Participant who is also a participant in the HCA Supplemental Executive Retirement Plan, effective after December 31, 2010, the Participant’s Account will not be credited with earnings and debited with losses. In lieu of the crediting rate described above in this Section 5.2. beginning as or the close of business on September 1, 2025, Accounts that are otherwise credited with earnings and losses will be credited with earnings or losses at a rate equal to a 60/40 blend of the rates actually earned by the S&P 500 Index Fund and the Investment Grade Bond Fund of the HCA 401(k) Plan.

ARTICLE VI

Timing of Distributions

6.1	Death.

a) In General. The beneficiary or beneficiaries who survive the Participant will receive the Participant’s Account (or remaining Account, if installments were in the process of being paid at the time of death). However, if no beneficiary survives the Participant, then the contingent beneficiary or beneficiaries who survive the Participant will receive his Account (or remaining Account, if installments were in the process of being paid at the time of death). Regardless of whether a payment form was chosen for death benefits, if installments were being paid at the time of death, the installment payments in process will continue to be made to the beneficiary or beneficiaries or to the contingent beneficiary or beneficiaries (as applicable). In the event of divorce of a married participant who previously named his spouse as his beneficiary or contingent beneficiary, any designation of spouse as beneficiary will be void upon divorce and any amount that would have been paid to the spouse but for voiding will be paid as if the spouse did not survive the Participant. Marriage of a single Participant will void existing beneficiary and contingent beneficiary elections. If no beneficiary is named or if no beneficiary or contingent beneficiary survives the Participant, then death benefits will be paid pursuant to the hierarchy applicable under the HCA 401(k) Plan when no beneficiary is named. If a lump-sum distribution is payable, it will be paid as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death). If installment payments are payable, then the first installment will be paid during the month of July of the calendar year following the calendar year during which death occurred. If installment payments have already begun, the remaining installments will continue to be paid to the death beneficiary(ies) at the time such payments would have been made to the Participant. No additional benefits will be payable thereafter to anyone with respect to such Participant or his benefits.

b) Beneficiary Designation. Each Participant may designate one or more individuals or trusts as death beneficiaries and contingent beneficiaries. The consent of neither the Participant’s spouse nor any other individual shall be required for such designation.

c) Divorce. Notwithstanding any provision of this definition or the Plan to the contrary, if a Participant divorces, then, effective as of the date of the divorce, the spouse will be deemed to have predeceased the Participant. If such Participant subsequently names the former spouse as a beneficiary or contingent beneficiary, or if the Participant remarries such former spouse, the preceding sentence will no longer apply.

d) Forfeiture of Benefits by Killers. Notwithstanding anything to the contrary in the Plan, no payment of benefits will be made under any provision of the Plan to any individual who kills the Participant with respect to whom such amount would otherwise be payable. An individual will be treated as having killed a Participant for purposes of this paragraph d) only if, by virtue of such individual’s involvement in the death of the Participant, such individual’s entitlement to any interest in assets of the deceased could be denied (whether or not there is in fact any such entitlement) under any applicable law, state or federal, including without limitation laws governing intestate succession, wills, jointly-owned property, bonds, and life insurance. For purposes of the Plan, any such killer will be deemed to have predeceased the Participant. The Committee may withhold distribution of benefits otherwise payable under the Plan for such period of time as is necessary or appropriate under the circumstances to make a determination with regard to the application of this paragraph d).

e) Simultaneous Death of Participant and Beneficiary. If a Participant and his beneficiary should die simultaneously, or under circumstances that render it difficult or impossible to determine who predeceased the other, then the Committee will presume conclusively that the beneficiary predeceased the Participant.

6.2 Disability. In the event of the Disability of a Participant prior to Separation from Service, such Participant’s vested Account balance will be paid (or begin being paid, in the case of an election to receive installments) in the benefit form applicable under Sections 4.1 and 4.2. If a lump-sum distribution option was elected, then such distribution will be made as soon as administratively feasible following receipt by the Committee of proof of Disability (but no later than the 15th day of the third month following the month of the Disability determination). If the installments option was elected, then the initial installment payment will be paid during the month of July of the calendar year following the calendar year of Disability determination, except that no Disability payment(s) will be made unless the Committee receives proof of Disability. In order to be eligible to receive benefits attributable to being Disabled, a Participant must file a claim for Disability benefits within three (3) months of the date on which the Disability commences, and must notify the Committee of the Social Security Administration’s determination of Disability within three (3) months of the date of determination. If benefits have already been paid to the Participant and supplemental benefits are payable due to the Disability determination, such supplemental benefits will be paid pursuant to the foregoing provisions of this Section 6.2. If a Participant who is receiving installment payments becomes Disabled, no changes will be made to the installment payments he is entitled to receive.

6.3 Separation from Service Distributions. In the event of Separation from Service (including Retirement) for a reason other than death or Disability, a Participant’s benefits will be paid in the benefit form elected under Article IV. If a lump-sum distribution option was elected, then such distribution will be made during July of the calendar year next following the calendar year in which Separation from Service for a reason other than death or Disability occurs. If installment payments were elected, then the initial installment payment will be made during July of such next following calendar year. Subsequent installments will be paid during the month of July for each succeeding year. The Disability of the Participant following Separation from Service will have no impact on the payments being made.

6.4 No Other Distributions. Subject to Section 4.2, distributions will be paid only upon the events described in this Article VI that provide a right to a distribution.

ARTICLE VII

Rights of Participants; Forfeitability

7.1 General Creditors. Participants have the status of general unsecured creditors of Employer. The Plan constitutes a mere promise by Employer to make benefit payments in the future. It is the intention of the Employer that the arrangements provided herein be “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). The accounts of Participants will be maintained as bookkeeping entries by the Committee or its agent. Benefits will be paid from the Employer’s general assets, except to the extent they are paid from a “rabbi trust” established by the Employer.

7.2 Vesting of Benefits. A Participant will be fully vested in his Account if he ceases to be an Employee due to: (a) Retirement; (b) death; or (c) Disability. Otherwise, a Participant will be 20 percent, 40 percent, 60 percent, 80 percent or 100 percent vested in his Account upon completion of 2, 3, 4, 5 and 6 Years of Service, respectively. If a Participant who is partially vested in his Account terminates employment and receives a distribution of his vested Account, the nonvested portion of his Account will be forfeited. In the event a Participant who terminated employment and received a distribution of his vested Account is later rehired, his

Years of Service that existed under the Plan prior to termination of employment (but not his prior Account or any portion thereof) will be restored if his prior Years of Service under the HCA 401(k) Plan (as calculated with respect to his matching contributions account) is restored under the HCA 401(k) Plan. For this purpose, a Participant who was zero percent (0%) vested in his Account upon termination of employment will be entitled to have his prior Years of Service under the Plan restored if (and only if) his prior vesting service under the HCA 401(k) Plan is restored. Notwithstanding the foregoing vesting provisions, the Plan Sponsor will be under no obligation to fund the Plan via trust arrangement or otherwise, and benefits will be payable only if the provisions of Article VI so provide.

7.3 Noncompete. Subject to the second sentence of this Section 7.3, a Participant who is classified by the Company as a Division CFO or above who renders services for any health care organization at any time within the five (5) year period immediately following Disability, Separation from Service, or Retirement shall forfeit his right to any further payments or benefits from the Plan and shall repay to the Employer the total amount of payments already made to him from (or with respect to) the Plan. All or part of the provisions of the preceding sentence may be waived by: (a) the Chairman of the Board, with respect to Participants who are not executive officers; and (b) the Committee, with respect to any Participant. In the event of a Separation from Service either by Employer (or the successor employer) when Cause does not exist or by Employee when Good Reason exists, within six (6) months before or after the Change in Control, the noncompete provisions of this Section 7.3 will not apply.

ARTICLE VIII

Administration and Miscellaneous

8.1 Administration. The Committee will have discretionary authority to administer and interpret this Plan in accordance with the provisions of the Plan. Any determination or decision by the Committee will be conclusive and binding on all persons who at any time have or claim to have any interest whatsoever under this Plan. The same powers will apply to the Benefits Appeals Committee, with respect to handling of appeals of denied claims.

8.2 Liability of Committee, Indemnification. To the extent permitted by law, no member of the Committee will be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own gross negligence or willful misconduct. Employer shall indemnify each member of the Committee against any and all claims, losses, damages and expenses incurred, including counsel fees, and against any liability, including any amounts paid in settlement with the Committee member’s approval, arising from action or failure to act, except when the same is judicially determined to be attributable to gross negligence or willful misconduct of the member.

8.3 Expenses and Books and Records. The books and records to be maintained for the purpose of the Plan, if any, shall be maintained by the officers and employees of Employer at its expense and subject to the supervision and control of the Committee. All expenses of administering the Plan will be paid by Employer.

8.4 Benefits Not Assignable. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant. Any attempt by Participant to anticipate, alienate, sell, pledge, or encumber benefits will, unless the Committee directs otherwise, result in forfeiture of entitlement to future payments or benefits. However, the terms of a domestic relations order that meets the requirements of a Qualified Domestic Relations Order (“QDRO”), as defined in Code section 414(p), will be honored if it provides for payment of a lump-sum distribution within the two month period beginning one month after submission of the order to the Committee.

8.5 Governing Law. All rights and benefits hereunder shall be governed and construed in accordance with the laws of the State of Delaware, except to the extent that federal law supersedes or preempts state law.

8.6 Adoption by Subsidiaries Not Necessary. Employees of the Company and its Subsidiaries are potentially eligible to participate, and no separate adoption agreements are necessary by any Employee’s employer.

8.7 Severability. In the event that any provision of this Plan will be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but will be fully severable and this Plan will be construed and enforced as if said illegal or invalid provision had never been inserted herein.

However, after deletion or elimination of any illegal or invalid provisions, the remaining provisions of the Plan will be construed in a manner so as to achieve, as closely as possible, the intent and objectives of the Plan, as provided by reading the Plan in its (pre-deletion) entirety.

8.8 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

8.9 Information to Be Furnished. Participants shall provide the Employer and the Committee with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the Plan.

8.10 Tax Withholding. All benefit payments made to or in respect of a Participant under the Plan, as well as other interests of a Participant under the Plan, will be subject to all income and employment tax withholdings and other deductions required by federal, state or local law.

8.11 Errors in Account Statements, Deferrals or Distributions. In the event of an error in a deferral amount (i.e., employer allocation amount), consistent with and as permitted by any correction procedures provided in regulations or IRS guidance established under Code Section 409A, the error will be corrected. In the event of an error in a distribution, the over or under payment will be corrected by payment to or collection from the Participant consistent with any correction procedures provided in regulations or IRS guidance established under Code Section 409A. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

8.12 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

8.13 Successors of the Company. The rights and obligations of the Company under the Plan will inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.14 Notice. Any notice of filing required or permitted to be given to the Company or the Participant under this Agreement will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company or the Participant may be permitted by electronic communication according to specifications established by the Committee.

ARTICLE IX

Amendment of Plan

9.1 Amendment. The Plan may be amended in whole or in part in any manner from time to time by the Board or by the Committee. In addition, the Plan may be amended from time to time by the Senior Vice President of Human Resources of the Company or the Vice President of Human Resources, Compensation and Benefits of the Company in any manner than does not have a significant financial impact on the Plan or the Employer and that does not significantly alter benefits for any executive officer of the Employer. However, no amendment may reduce the benefits accrued through the date of the amendment. For this purpose, an optional form of benefit or a benefit payment option will be considered neither benefits accrued nor an accrued benefit, provided that no amendment may be adopted after a Change in Control (or within six (6) months before a Change in Control) that would defer the timing of when benefits begin.

ARTICLE X

Termination of Plan

10.1 Plan May Be Terminated At Any Time. The Plan has been created by Employer voluntarily. Employer reserves the right to terminate the Plan at any time by action of the Board or the Committee. In the event of termination, no additional Benefits will accrue after the date of the Plan’s termination. Distribution will be made on account of Plan termination only to the extent permitted under, and in accordance with, the applicable requirements of Code Section 409A.

ARTICLE XI

Claims Procedure

11.1 Filing of Claim. A Participant or Beneficiary shall make a claim for benefits under the Plan by filing a written request with the Committee upon a form to be furnished to him for such purpose. The Committee shall process claims for benefits on the basis of the records of the Committee and the Company. The Committee shall determine all questions arising in the administration, interpretation and application of the Plan. All such determinations will be final, conclusive and binding, except to the extent that they are appealed in accordance with the claims procedure provided in this Article.

11.2 Denial of Claim. If a claim is wholly or partially denied, the Committee shall furnish the Participant or Beneficiary with written notice of the denial within a reasonable period of time after receipt of the claim by the Committee. This period will not exceed ninety (90) days after the date the original claim was filed, except that if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but in no event later than one hundred and eighty (180) days after receipt of the claim. In the event that an extension of time is necessary, the Committee shall notify the claimant of such need; the reason(s) therefor; and the extension period prior to the expiration of the ninety (90) day review period. Any notice of denial will provide (a) the reason for denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional information needed to perfect the claim and an explanation of why such information is necessary; (d) an explanation of the Plan’s claims procedure; (e) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim; and (f) a statement notifying the claimant of his right to file a civil action under ERISA § 502(a), following an adverse determination on appeal.

11.3 Review of Denial. The Participant or Beneficiary shall have sixty (60) days from receipt of a denial notice in which to make a written application for review by the Benefits Appeals Committee. The Participant or Beneficiary will have the right to (a) representation; (b) review pertinent documents; and (c) submit written comments, documents, records and other information relating to the claim. Upon request, a claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. In considering an appeal, the Benefits Appeals Committee shall review and consider any written comments submitted by the Participant or by the Participant’s duly authorized representative, however, the right to appeal does not require the Benefits Appeals Committee to allow the Participant or the Participant’s representative to appear in person.

11.4 Decision Upon Review. The Benefits Appeals Committee shall issue a decision on such review within a reasonable period of time after receipt of an application for review as provided in Section 11.3. Except to the extent permitted by Department of Labor regulations (including the quarterly meetings exception of 29 CFR §2560.503-1(i)(1)(0), the period of time in which a decision shall be issued shall not exceed sixty (60) days after receipt of an application for review, except that if special circumstances require an extension of time for processing, a decision on review will be rendered as soon as possible, but in no event later than one hundred and twenty (120) days after receipt of an application for review. The time frame for response will be tolled for any period during which the Benefits Appeals Committee is awaiting the receipt of information. In the event that an extension of time is necessary, the Benefits Appeals Committee shall notify the claimant of such need; the reason(s) therefore; and extension period prior to expiration of the sixty (60) day review period. If it is adverse to the claimant, the decision upon review will set forth: (a) the specific reason(s) for the adverse determination; (b) reference to the specific Plan provision(s) on which the determination is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim; and (d) a statement notifying the Participant of his right to file a civil action under ERISA § 502(a).